Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET

AUSTIN, Texas (February 25, 2021) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the fourth quarter and year ended December 31, 2020. The Company will hold a conference call today at 3:30 p.m. CT / 4:30 p.m. ET to discuss its results.
Highlights
•Fourth quarter U.S. Endoscopy product sales increased 14.9%
•Net operating loss in the fourth quarter was $3.2 million, a 53.0% reduction from the $6.9 million net operating loss in the fourth quarter of 2019
•Operations used $2.8 million of cash in the fourth quarter of 2020, a 58.1% improvement compared to $6.7 million used in the fourth quarter of 2019
•Received FDA clearance for the X-Tack ™ Endoscopic HeliX Tacking system
Todd Newton, CEO of Apollo, said, "Our revenue in the fourth quarter reflected a continuing recovery of US market procedure volumes. This recovery combined with our cost reduction efforts resulted in a pronounced improvement in our profitability and cash utilization in the fourth quarter, providing a solid foundation as we transition leadership to Apollo's next CEO, Chas McKhann."
"In addition the 510k clearance of our X-Tack™ Endoscopic HeliX Tacking System in December adds a new product to our portfolio and opens for our suturing franchise a new and significant addressable market in the lower gastrointestinal tract,” said Newton. “With over 20 million lower gastrointestinal tract endoscopic procedures performed annually in the U.S., X-Tack fulfills a long-expressed need for a readily-available advanced closure device to improve healing and reduce adverse event risks."
Total worldwide revenue increased 7.3% to $12.9 million in the fourth quarter of 2020 compared to the fourth quarter of 2019.
ESS product sales increased $0.2 million, or 2.3% in the fourth quarter of 2020 compared to 2019. Fourth quarter U.S. ESS product sales increased 10.2% while OUS ESS product sales decreased 9.3% due to a reduction in European direct market procedures following resurgent COVID-19 concerns during the quarter.
IGB product sales increased 7.1% during the fourth quarter 2020 compared to the fourth quarter 2019. In the U.S., IGB product sales increased 32.7% while OUS IGB product sales decreased 2.4%.
Gross margin for the fourth quarter of 2020 was 55.9%, compared to 48.7% for the fourth quarter of 2019 due to continued progress on the Company's gross margin improvement projects, higher overhead absorption in the fourth quarter of 2020 due to increased inventory production, and an increase in direct market IGB sales as a percentage of total revenue.
Total operating expenses decreased $2.3 million to $10.4 million for the fourth quarter of 2020 compared to the same period of 2019. This reduction was the result of the operating cost restructuring completed earlier in 2020.
Net loss for the fourth quarter of 2020 was $3.5 million compared to $7.2 million for the fourth quarter 2019.
Cash, cash equivalents and restricted cash were $37.2 million as of December 31, 2020.
In December 2020, the Company entered into an agreement with Solar Capital Ltd. to extend the interest only period and maturity date of its existing term loan by 12 months, improving the Company's 2021 liquidity by approximately $12.0 million. The amendment will further extend the interest only period and term by an additional 6 months if 2021 revenue milestones are achieved.
Conference Call
Apollo will host a conference call on February 25, 2021 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss Apollo's operating results for the fourth quarter and year ended December 31, 2020. To join the conference call dial +1 973-528-0011. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: ir.apolloendo.com.
A replay of the webcast will remain available on Apollo's website, www.apolloendo.com, following the call.

Non-GAAP Financial Measures
To supplement our financial results, we are providing a non-GAAP financial measure, Endoscopy product sales percentage change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of revenues compared to the same period of the prior year. Endoscopy product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on the development of next-generation, less invasive devices to advance gastrointestinal therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 75 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, X-TackTM Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, the Company's liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the potential size of Apollo's addressable markets; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; statements relating to the availability of cash for Apollo's future operations; and Apollo’s ability to support the adoption of its products and broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2020. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts

Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)
Revenues	$12,860	$11,989	$42,048	$50,713
Cost of sales	5,670	6,154	19,806	25,038
Gross margin	7,190	5,835	22,242	25,675
Operating expenses:
Sales and marketing	4,582	6,735	17,355	28,730
General and administrative	3,192	3,369	11,062	13,588
Research and development	2,186	2,139	7,670	10,384
Amortization of intangible assets	477	504	1,949	2,095
Settlement gain	—	—	—	(5,609)
Total operating expenses	10,437	12,747	38,036	49,188
Loss from operations	(3,247)	(6,912)	(15,794)	(23,513)
Other expenses:
Interest expense, net	1,356	1,203	5,251	4,052
Other (income) expense	(1,150)	(1,063)	1,424	(408)
Net loss before income taxes	(3,453)	(7,052)	(22,469)	(27,157)
Income tax expense	52	144	142	275
Net loss	$(3,505)	$(7,196)	$(22,611)	$(27,432)
Net loss per share, basic and diluted	$(0.14)	$(0.34)	$(0.99)	$(1.27)
Shares used in computing net loss per share, basic and diluted (1)	25,608,839	20,946,035	22,756,167	21,542,284
(1) 2.5 million and 2.1 million common shares were issued in July 2020 and October 2020, respectively.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$4,901	$2,744	$7,645	$4,446	$3,026	$7,472	10.2%	(9.3)%	2.3%
IGB	1,535	3,050	4,585	1,157	3,126	4,283	32.7%	(2.4)%	7.1%
Total Endoscopy	6,436	5,794	12,230	5,603	6,152	11,755	14.9%	(5.8)%	4.0%
% Endoscopy	52.6%	47.4%		47.7%	52.3%
Surgical	—	—	—	—	42	42	—%	(100.0)%	(100.0)%
Other (1)	599	31	630	183	9	192	227.3%	244.4%	228.1%
Total revenues	$7,035	$5,825	$12,860	$5,786	$6,203	$11,989	21.6%	(6.1)%	7.3%
_________________________________________
(1) Other U.S. revenue includes $0.4 million of transition and manufacturing services provided for the three months ended December 31, 2020.

	Year Ended December 31, 2020			Year Ended December 31, 2019			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$15,774	$9,955	$25,729	$14,944	$13,365	$28,309	5.6%	(25.5)%	(9.1)%
IGB	5,045	9,739	14,784	5,162	11,678	16,840	(2.3)%	(16.6)%	(12.2)%
Total Endoscopy	20,819	19,694	40,513	20,106	25,043	45,149	3.5%	(21.4)%	(10.3)%
% Endoscopy	51.4%	48.6%		44.5%	55.5%
Surgical	—	—	—	—	3,712	3,712	—%	(100.0)%	(100.0)%
Other (1)	1,453	82	1,535	1,815	37	1,852	(19.9)%	121.6%	(17.1)%
Total revenues	$22,272	$19,776	$42,048	$21,921	$28,792	$50,713	1.6%	(31.3)%	(17.1)%
_________________________________________
(1) Other U.S. revenue includes $0.9 million and $1.3 million of transition and manufacturing services provided for the years ended December 31, 2020 and 2019, respectively.

Non-GAAP Endoscopy product sales percentage change in constant currency were as follows:

	Three Months Ended December 31, 2020		Year Ended December 31, 2020
	% Increase/Decrease in Constant Currency		% Increase/Decrease in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	(8.4)%	2.7%	(24.0)%	(8.4)%
IGB	(5.2)%	5.0%	(16.9)%	(12.4)%
Total Endoscopy	(6.8)%	3.5%	(20.7)%	(9.9)%